Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Rights to Purchase Shares of
Series A Junior Participating Preferred Stock)
of
DADE BEHRING HOLDINGS, INC.
at
$77 Net Per Share in Cash
by
BELFAST MERGER CO.
a wholly-owned subsidiary of

SIEMENS CORPORATION
an indirect wholly-owned subsidiary of

SIEMENS AKTIENGESELLSCHAFT

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 5, 2007, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 25, 2007 (THE “MERGER AGREEMENT”), BY AND AMONG SIEMENS CORPORATION, A DELAWARE CORPORATION (“PARENT”), BELFAST MERGER CO., A DELAWARE CORPORATION (“PURCHASER”), AND DADE BEHRING HOLDINGS, INC., A DELAWARE CORPORATION (THE “COMPANY”). PURSUANT TO THE MERGER AGREEMENT, AFTER COMPLETION OF THE OFFER AND PROVIDED CERTAIN CONDITIONS ARE MET, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE “MERGER”), AND AS A RESULT OF THE MERGER, SIEMENS CORPORATION WILL BECOME THE SOLE STOCKHOLDER OF THE COMPANY AND EACH SHARE OF THE COMPANY (OTHER THAN (X) SHARES HELD IN TREASURY BY THE COMPANY, (Y) SHARES OWNED BY PARENT, PURCHASER OR ANY DIRECT OR INDIRECT SUBSIDIARY OF THE COMPANY, PARENT OR PURCHASER AND (Z) ANY DISSENTING SHARES) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE IN THE MERGER THE SAME AMOUNT OF CASH PER SHARE AS IS PAID FOR SHARES PURCHASED THROUGH THE OFFER.

THE BOARD OF DIRECTORS OF THE COMPANY, AT A MEETING HELD ON JULY 24, 2007, DETERMINED BY UNANIMOUS VOTE THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS, AND APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED UNDER DELAWARE LAW, VOTE TO ADOPT THE MERGER AGREEMENT.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “COMPANY COMMON STOCK”), TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE SHARES OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK (THE “RIGHTS” AND, TOGETHER WITH THE COMPANY COMMON STOCK, THE “SHARES”), OF THE COMPANY BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE APPLICABLE EXPIRATION DATE OF THE OFFER THAT, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR ANY OF ITS DIRECT AND INDIRECT SUBSIDIARIES (INCLUDING PURCHASER), CONSTITUTE A MAJORITY OF (A) ALL OUTSTANDING SHARES PLUS, AT THE ELECTION OF PARENT, (B) SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS AND OTHER SIMILAR RIGHTS TO PURCHASE SHARES

THAT BY THEIR TERMS ARE OR WILL BECOME EXERCISABLE BEFORE SIX MONTHS AFTER THE ACCEPTANCE FOR PURCHASE BY PURCHASER OF SHARES PURSUANT TO THE OFFER (THE “ACCEPTANCE TIME”) (THE “MINIMUM CONDITION”) AND (II) THE RECEIPT OF APPROVALS REQUIRED BY OR THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIODS UNDER UNITED STATES ANTITRUST LAW AND EUROPEAN MERGER CONTROL LAW. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 13 OF THIS OFFER TO PURCHASE.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder’s certificate(s) for the tendered Shares and any other required documents to the Depositary named in this Offer to Purchase, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 of this Offer to Purchase or (3) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares or to shares of Company Common Stock in this Offer to Purchase shall include the associated Rights.

The Rights are presently evidenced by the certificates for the shares of Company Common Stock and a tender by a stockholder of such stockholder’s shares of Company Common Stock also will constitute a tender of the associated Rights. A stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

August 8, 2007

2

SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
1. Terms of the Offer; Expiration Date.
2. Acceptance for Payment and Payment for the Shares.
3. Procedure for Accepting the Offer and Tendering Shares.
4. Rights of Withdrawal.
5. Certain Federal Income Tax Consequences of the Offer.
6. Price Range of the Shares; Dividends.
7. Effect of the Offer on the Market for the Shares; Stock Quotation, Margin Regulations and Exchange Act Registration.
8. Certain Information Concerning the Company.
9. Certain Information Concerning Siemens AG, Parent and Purchaser.
10. Background of the Offer; Contacts with the Company.
11. Purpose of the Offer; Plans for the Company; the Merger.
12. Source and Amount of Funds.
13. Certain Conditions of the Offer.
14. Dividends and Distributions.
15. Certain Legal Matters.
16. Fees and Expenses.
17. Miscellaneous.
SCHEDULE A

i

SUMMARY TERM SHEET

This summary highlights important and material information from this Offer to Purchase but may not contain everything that is important to you. To fully understand the offer described in this Offer to Purchase and for a more complete description of the terms of the offer described in this Offer to Purchase, you should read carefully this entire Offer to Purchase and the accompanying Letter of Transmittal (which together, as amended and supplemented, constitute the “Offer”). We have included section references to direct you to a more complete description of the topics contained in this summary. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and phone numbers on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•	We are Belfast Merger Co., a Delaware corporation, and are offering to buy your Shares as described in this Offer to Purchase. We are a wholly-owned subsidiary of Siemens Corporation, a Delaware corporation, which in turn is an indirect, wholly-owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany (“Siemens AG”). We have been organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See Section 9 of this Offer to Purchase for further information about us, Siemens Corporation and Siemens AG.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	We are offering to buy all of the outstanding shares of common stock, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, of Dade Behring Holdings, Inc. (referred to in this summary as “Dade Behring”). See the Introduction and Section 1 of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $77.00, net to each seller in cash, without interest, for each share of common stock, including the associated rights, of Dade Behring. See the Introduction and Section 1 of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. Siemens Corporation, our parent, will be financing the Offer described in this document. A portion of the funds may be provided by Siemens AG or its affiliates. The Offer is not subject to any financing contingency. See Section 12 of this Offer to Purchase.

ARE YOUR FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

•	Because the Offer is for cash and is not subject to any financing condition and is for all outstanding shares, our financial results should not be relevant to your decision on whether to tender your shares of common stock in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

•	You may tender your shares of common stock into the Offer until 12:00 midnight, New York City time, on Wednesday, September 5, 2007, which is the initial expiration date of the offering period, unless we decide (or are required pursuant to the Merger Agreement) to extend the offering period or to provide a subsequent offering period. If we extend the Offer or provide a subsequent offering period, you will be able to tender your shares until the extended expiration date. See Section 3 of this Offer to Purchase for information about tendering your shares of common stock.

CAN THE OFFER BE EXTENDED, AND, IF SO, UNDER WHAT CIRCUMSTANCES?

•	Yes. Pursuant to the Merger Agreement we are required to (i) extend and re-extend the Offer on one or more occasions for such period as may be determined by us (each such extension period not to exceed 15 business days at a time), if at the then-scheduled expiration date of the Offer any of the conditions to our obligations to accept payment and pay for the shares is not satisfied or waived and (ii) extend and re-extend the Offer for any period required by any governmental authority, any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or of the NASDAQ Global Market. Subject to the terms of the Merger Agreement, we also may provide for one subsequent offering period after we have accepted for payment the shares tendered during the initial offering period, for a period of not more than 20 business days, if the number of shares of common stock that have been validly tendered and not withdrawn prior to the expiration of the initial offering period is less than 90% of the total number of outstanding shares of common stock. See Section 1 of this Offer to Purchase for more information regarding extension of the Offer, and Section 13 of this Offer to Purchase for more information regarding the conditions to our obligations to consummate the Offer and purchase your shares.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	We will announce by press release any extension of the Offer (or the commencement of a subsequent offering period) no later than 9:00 a.m., New York City time, on the next day after the previously scheduled expiration date of the Offer. See Section 1 of this Offer to Purchase for more information about extension of the Offer and the subsequent offering period.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is conditioned upon, among other things, (i) a number of shares of common stock being validly tendered and not withdrawn on the applicable expiration date for the Offer that, together with any shares of common stock owned by Siemens Corporation or any of its direct and indirect subsidiaries (including us), constitute a majority of (a) all outstanding shares of common stock plus, at the election of Siemens Corporation, (b) shares of common stock issuable upon exercise of options and other similar rights that by their terms are or will become exercisable before six months after the acceptance by us of shares tendered pursuant to the Offer and (ii) the receipt of approvals required by or the expiration or termination of the applicable waiting periods under United States antitrust law and European Merger Control Law. For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this Offer to Purchase.

HOW DO I TENDER MY SHARES OF COMMON STOCK?

•	If you hold the certificates for your shares of common stock, you should complete the Letter of Transmittal that was provided with this Offer to Purchase and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document.

•	If your broker holds your shares of common stock for you in “street name,” you must instruct your broker to tender your shares of common stock on your behalf.

•	If you cannot comply with either of these procedures, you still may be able to tender your shares of common stock by using the guaranteed delivery procedures described in this Offer to Purchase.

•	See Section 3 of this Offer to Purchase for more information on the procedures for tendering your shares of common stock.

•	In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on Wednesday, September 5, 2007, which is the initial expiration date of the Offer, unless we decide or are required to extend the Offer.

CAN I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK, AND IF SO, HOW LONG DO I HAVE TO DO SO?

•	Yes, under certain circumstances. The tender of your shares may be withdrawn at any time prior to the expiration of the Offer, as it may be extended. There will be no withdrawal rights during any subsequent offering period, however, and all shares tendered during any subsequent offering period will be immediately accepted for payment and promptly paid for as tendered.

•	To withdraw tendered shares while you still have the right to do so, you (or your broker or bank if your shares of common stock were held in “street name”) must deliver a written notice of withdrawal to the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase, and the notice must include the name of the stockholder that tendered the shares of common stock, the number of shares of common stock to be withdrawn and the name in which the tendered shares of common stock are registered.

•	See Section 4 of this Offer to Purchase for more information about how to withdraw tendered shares and the circumstances under which those shares may be withdrawn.

WHAT DOES DADE BEHRING’S BOARD OF DIRECTORS THINK OF THE OFFER?

•	Your Board of Directors, at a meeting held on July 24, 2007, determined by unanimous vote that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Dade Behring’s stockholders, and approved and adopted the Merger Agreement and the transactions contemplated thereby. Your Board of Directors unanimously recommends that you tender your shares of common stock pursuant to the Offer and, if required under Delaware law, vote to adopt the Merger Agreement.

•	The factors considered by your Board of Directors in making the determinations and the recommendation described above are described in the Dade Behring’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and is being mailed to the stockholders of Dade Behring with this Offer to Purchase.

IF YOU CONSUMMATE THE TENDER OFFER, WHAT ARE YOUR PLANS WITH RESPECT TO THE SHARES OF COMMON STOCK THAT ARE NOT TENDERED IN THE OFFER?

•	If we purchase a majority of the outstanding shares of common stock pursuant to the Offer, we intend to cause a merger to occur between us and Dade Behring in which stockholders of Dade Behring who have not previously tendered their shares of common stock will also receive $77.00 in cash, without interest, subject to their right to dissent and demand the fair value of their shares. If we are not able to acquire a majority of the outstanding shares of common stock in the Offer, we do not presently intend to acquire any shares at all.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF COMMON STOCK?

•	Our purchase of shares of common stock in the Offer will reduce the number of shares of Dade Behring’s common stock that might otherwise trade publicly and probably will reduce the number of holders of the shares of common stock. These changes could adversely affect the liquidity and market value of the remaining shares of common stock held by the public. The shares of common stock also may cease to be listed on the NASDAQ Global Market. We expect that Dade Behring will continue to make filings with the Securities and Exchange Commision until consummation of the Merger. Depending on the outcome of the Offer, however, Dade Behring may cease making filings with the Securities and Exchange Commission or may otherwise cease being required to comply with the Securities and Exchange Commission’s disclosure and other rules relating to publicly-held companies. See Section 7 of this Offer to Purchase for more complete information about the effect of the Offer on your shares of common stock.

•	If we accept your shares for payment pursuant to the Offer, but you do not tender your shares in the Offer, and the Merger takes place, your shares will be cancelled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares pursuant to the Offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the Merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in the Offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in the Offer.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER YOUR OFFER OR THE MERGER?

•	Appraisal rights are not available in connection with the Offer. If you choose not to tender your shares pursuant to the Offer, however, and we subsequently complete the Offer, appraisal rights will be available to you in connection with the subsequent Merger with and into Dade Behring. If you choose to exercise your appraisal rights in connection with the Merger, and you comply with the applicable requirements of Delaware law, you will be entitled to payment for your shares based on an appraisal of the value of your shares as determined pursuant to Section 262 of the Delaware General Corporation Law. This value may be more or less than the $77.00 per share that we are offering to pay you for your shares in the Offer.

HOW WILL DIVIDENDS BE TREATED?

•	The Merger Agreement provides that Dade Behring may continue to declare and pay dividends on its common stock, in a manner consistent with past practice, of up to $0.05 per share per quarter. We expect that Dade Behring will declare and pay dividends as permitted under the Merger Agreement. The dividends will be payable to the stockholders of record as of a dividend record date to be established by Dade Behring’s board of directors for each dividend.

WHAT IS THE MARKET VALUE OF MY SHARES OF COMMON STOCK AS OF A RECENT DATE?

•	On July 24, 2007, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of a share of Dade Behring’s common stock was $55.91 per share. On August 7, 2007, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of a share of Dade Behring’s common stock was $74.61 per share. You should obtain a recent market quotation for your shares of common stock in deciding whether to tender them. See Section 6 of this Offer to Purchase for recent high and low sales prices for the shares of Dade Behring’s common stock.

WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

•	Stockholders of record who tender shares of common stock directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares of common stock by us pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a tendering stockholder’s U.S. federal income tax liability provided such stockholder furnishes certain required information to the Internal Revenue Service. See Sections 3 and 5 of this Offer to Purchase for more information. Stockholders who hold their shares of common stock through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

•	If you have any questions you can call the Dealer Manager, J.P. Morgan Securities Inc. at (877) 371-5947 (toll-free), or the Information Agent, Georgeson Inc. at (888) 605-7608 (toll-free). See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Shares of
Common Stock of Dade Behring Holdings, Inc.:

INTRODUCTION

Belfast Merger Co., a Delaware corporation (“Purchaser”), which is a wholly-owned subsidiary of Siemens Corporation, a Delaware corporation (“Parent”), which is an indirect, wholly-owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany (“Siemens AG”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of Dade Behring Holdings, Inc., a Delaware corporation (the “Company”), together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement (the “Rights Agreement”), dated October 3, 2002, between the Company and Mellon Investor Services LLC as Rights Agent, at a price of $77.00 per Share, net to the seller in cash (the “Per Share Amount”), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Tendering stockholders who are record holders of their Shares and tender directly to Mellon Investor Services LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares purchased by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should inquire of that institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. (“JPMorgan”), as dealer manager (the “Dealer Manager”), the Depositary and Georgeson Inc. (the “Information Agent”). Unless the context requires otherwise, all references to Shares or shares of Common Stock in this Offer to Purchase include the associated Rights, and all references to the Rights include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, September 5, 2007 (the “Expiration Date”) unless Purchaser extends (including because it is required to extend) the time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire.

The Offer is being made pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 25, 2007, by and among Parent, Purchaser and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), in accordance with the Delaware General Corporation Law (the “DGCL”), Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease (the “Merger”) and, following the Merger, the Company will continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent (sometimes referred to in this Offer to Purchase as the “Surviving Corporation”).

The Merger will become effective at the time (the “Effective Time”) of the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or as otherwise provided in the Merger Agreement. In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters’ rights (“Dissenting Stockholders”) pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Per Share Amount. No dissenters’ rights are available in connection with the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY, AT A MEETING HELD ON JULY 24, 2007, DETERMINED BY UNANIMOUS VOTE THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS, AND APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS

TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED UNDER THE DGCL, VOTE TO ADOPT THE MERGER AGREEMENT.

Morgan Stanley & Co. Incorporated, financial advisor to the Company, has delivered to the Board of Directors of the Company its opinion, dated July 24, 2007, to the effect that, as of such date, the $77.00 per Share cash consideration to be received by holders of the Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. A copy of Morgan Stanley’s opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex II to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Company’s Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of the Shares pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Offer or the Merger and does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender their Shares in connection with the Offer, or as to any other action that a shareholder of the Company should take relating to the Offer or the Merger.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) A NUMBER OF SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN ON THE APPLICABLE EXPIRATION DATE FOR THE OFFER THAT, TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS DIRECT AND INDIRECT SUBSIDIARIES (INCLUDING PURCHASER), CONSTITUTE A MAJORITY OF (A) ALL OUTSTANDING SHARES PLUS, AT THE ELECTION OF PARENT, (B) SHARES ISSUABLE UPON EXERCISE OF OPTIONS AND OTHER SIMILAR RIGHTS TO PURCHASE SHARES THAT BY THEIR TERMS ARE OR WILL BECOME EXERCISABLE BEFORE SIX MONTHS AFTER THE ACCEPTANCE BY PURCHASER OF THE SHARES TENDERED PURSUANT TO THE OFFER (THE “ACCEPTANCE TIME”) (THE “MINIMUM CONDITION”) AND (II) THE RECEIPT OF APPROVALS REQUIRED BY OR THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIODS UNDER UNITED STATES ANTITRUST LAW AND EUROPEAN MERGER CONTROL LAW. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 13.

The Merger is subject to Purchaser’s accepting and paying for the Shares which are properly tendered in response to the Offer and not withdrawn and to the satisfaction or waiver of certain conditions, including, if required by law, the adoption of the Merger Agreement and the approval of the Merger by the requisite vote of the holders of a majority of the outstanding Shares. If Purchaser acquires (pursuant to the Offer or otherwise) a majority of the then outstanding Shares, Purchaser will have sufficient voting power to adopt the Merger Agreement and approve the Merger without the vote of any other stockholder.

Under the DGCL, if Purchaser acquires (through the Offer or otherwise) at least 90% of the then outstanding Shares, Purchaser will be able to adopt the Merger Agreement and approve the Merger without a vote of any of the Company’s stockholders. If Purchaser acquires (through the Offer or otherwise) at least 90% of the then outstanding Shares, Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of the Company’s stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares and a vote of the Company’s stockholders is required under the DGCL, a longer period of time will be required to effect the Merger.

According to the Company, as of July 23, 2007 there were 80,114,870 Shares outstanding and there were 7,593,632 Shares reserved for issuance under stock options, restricted stock units or other similar rights to acquire Shares pursuant to the Company’s stock option and other equity-based incentive plans. It is likely that the Expiration Date will be extended in order to allow sufficient time for requisite regulatory approvals to be obtained. If that happens, the number of Shares that are outstanding or reserved for issuance, and therefore the number of Shares that must be tendered in order to satisfy this condition, may change.

The Company has issued one Right for each outstanding share of Company Common Stock pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that it has taken, and will take, all action necessary to cause the Rights Agreement to be inapplicable to the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer; Expiration Date.

On the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as defined in this Offer to Purchase) and not withdrawn as described in Section 4. The term “Expiration Date” means 12:00 Midnight, New York City time, on Wednesday, September 5, 2007, unless Purchaser, in accordance with the terms of the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire. The period from the date of this Offer to Purchase until 12:00 Midnight, New York City time, on Wednesday, September 5, 2007, as such period may be extended, is referred to in this Offer to Purchase as the “Offering Period.”

Purchaser may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the “Subsequent Offering Period”) if Purchaser does not own at least 90% of the total outstanding Shares following its purchase of the tendered Shares. For purposes of the Offer, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Purchaser will announce its intention to provide a Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. Any decision to provide a Subsequent Offering Period, and the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period, will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. There will be no withdrawal rights during the Subsequent Offering Period; any shares tendered will immediately be accepted and promptly paid for. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment (collectively, the “Offer Conditions”)) must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Subject to the terms of the Merger Agreement, Purchaser has a non-assignable option (the “Top-Up Option”) to purchase from the Company newly-issued shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Purchaser or any of their wholly-owned subsidiaries at the time of the exercise of the Top-Up Option, constitutes 90.01% of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock issued pursuant to the exercise of the Top-Up Option. The Top-Up Option may be exercised by Purchaser at or at any time after the Acceptance Time so long as the total number of shares of Company Common Stock beneficially owned by Parent, Purchaser or any of their wholly-owned subsidiaries constitutes at least 80% of the total number of shares of Company Common Stock outstanding. The purchase price payable by Purchaser for any shares of Company Common Stock purchased pursuant to the Top-Up Option is $77.00 per share. The Company will not be required to issue any shares of Company Common Stock pursuant to the Top-Up Option if (a) the issuance of the shares would exceed the aggregate number of authorized but unissued shares of Company Common Stock, (b) a provision under any applicable law, including the rules and regulations of the NASDAQ Global Market, prohibits the exercise of the Top-Up Option or the delivery of shares to be purchased pursuant to the Top-Up Option or (c) Parent has not accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

The Rights presently are transferable only with the certificates for the Shares, and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the distribution of any Rights or enable or require any Rights to be exercised, distributed or triggered.

Subject to the terms of the Merger Agreement (see Section 11 of this Offer to Purchase) and the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time-to-time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. See Section 4 to this Offer to Purchase for a description of withdrawal rights. Subject to the applicable rules of the SEC and the terms of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply with applicable laws.

Subject to the terms of the Merger Agreement, Purchaser has the right, in its sole discretion, to waive and make other changes to the terms and conditions of the Offer, except that Purchaser has agreed in the Merger Agreement that it will not, without the prior written consent of the Company, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer; (ii) reduce the number of Shares sought to be purchased in the Offer; (iii) amend, change or impose conditions to the Offer other than the Offer Conditions; (iv) amend or waive the satisfaction of the Minimum Condition or (v) amend or change any term or condition of the Offer in a manner adverse to the stockholders of the Company.

Pursuant to the Merger Agreement, Purchaser is required to (i) extend and re-extend the Offering Period for successive extension periods of up to 15 business days at a time, if at the then-scheduled expiration date of the Offer any of the Offer Conditions are not satisfied or waived and (ii) extend and re-extend the Offering Period for any period required by any governmental authority or any rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ Global Market applicable to the Offer; provided, however, that in no event shall Purchaser be required to extend or re-extend the Offering Period beyond May 25, 2008 (the “Termination Date”). Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service (or such other media outlet or outlets as it deems prudent).

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act.

If, during the Offering Period, Purchaser, with the prior written approval of the Company, decreases the number of Shares sought pursuant to the Offer or the Per Share Amount, that decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the Offer will be extended until the expiration of that ten-business day period.

Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”), obtaining clearance from the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Office Journal of the European Union in January 29, 2004 at L 24/1 (the “EC Merger Control Law”) and the other conditions set forth in Section 13 of this Offer to Purchase. Parent has agreed in the Merger Agreement that it will avoid or eliminate all impediments under any antitrust law that may be asserted by any antitrust authority with respect to the Merger so as to enable the consummation of the Merger to occur as expeditiously as possible, but in any event in sufficient time to ensure that the Acceptance Time occurs before the Termination Date. Parent and Purchaser have agreed in the Merger Agreement that they will take all actions requested by any antitrust authority or all actions necessary to resolve any objections that may be asserted by any antitrust authority with respect to the transactions contemplated by the Merger Agreement, including agreeing to sell, divest, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, businesses, product lines, customers or other assets; provided, however, that neither Parent nor Purchaser will be required pursuant to the Merger Agreement to commence or threaten to commence any litigation or other civil or legal proceedings, to hold separate the Company or any of its subsidiaries or any other business unit or to divest any business or assets currently owned by Siemens AG or any of its direct or indirect subsidiaries. With respect to antitrust matters, see Section 15 of this Offer to Purchase.

Purchaser reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of the Offer Conditions. In the event that Purchaser waives any condition set forth in Section 13 of this Offer to Purchase, the SEC or its staff may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning the waiver.

The Company has provided Purchaser with the Company’s stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of the Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Shares.

2.	Acceptance for Payment and Payment for the Shares.

On the terms and subject to the conditions of the Offer (including the Offer Conditions set forth in Section 13 of this Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in Section 4 of this Offer to Purchase) as promptly as possible after the expiration of the Offering Period. Subject to the Merger Agreement, any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of Purchaser. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

Parent and its affiliates will file a Notification and Report Form with respect to the Offer under the HSR Act in the near future. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th calendar day after the date of the filing, unless that waiting period is extended through a “pull and refile” procedure or is earlier terminated. Either the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or the United States Federal Trade Commission (the “FTC”) may extend the waiting period by requesting additional information or documentary material. If there is such a request, the waiting period will expire at 11:59 p.m., New York City time, on the 10th day after there has been substantial compliance with the request. Any extension of the waiting period will delay acceptance of the Shares for payment. See Section 15 of this Offer to Purchase for additional information concerning the HSR Act and the applicability of the antitrust laws of the United States and foreign jurisdictions to the Offer. No assurance can be given that the Antitrust Division or the FTC will not impose certain conditions or restrictions on or prohibit the completion of the Offer.

The purchase of Shares pursuant to the Offer is also contingent upon confirmation from the European Commission under the EC Merger Control Law that the Offer does not significantly impede effective competition in the European common market or in a substantial part of the European common market, in particular as a result of the creation or strengthening of a dominant position. Parent will prepare and file with the European Commission the required notification of the Offer in the near future. The European Commission has 25 working days (which may be extended up to 35 working days) from the date on which the complete notification is made in which to complete its preliminary investigation with respect to the Offer. If the European Commission considers that is needs to examine the Offer more closely, it may initiate a Phase II investigation. If the European Commission does not make a decision within 25 working days (or, if extended, 35 working days), the Offer would automatically be deemed to be compatible with the European common market and would be allowed to proceed. If it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the Offer is compatible with the European common market no later than 90 working days (which may be extended up to 125 working days) after the initiation of the Phase II investigation. If the European Commission does not make a decision within this period, the Offer would automatically be deemed to be compatible with the European common market and would be allowed to proceed. Parent believes it is likely that the European Commission will determine that the Offer is compatible with the common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on or prohibit the completion of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE PER SHARE AMOUNT REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN PAYING FOR SHARES. In all cases, payment for any Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (the “Share Certificates”) (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. The price paid to any holder of Shares pursuant to the Offer will be the highest price per Share paid to any other holder of Shares pursuant to the Offer.

If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary nevertheless may retain, subject to applicable SEC rules, tendered Shares on behalf of Purchaser and those Shares may not be withdrawn, except to the extent the tendering stockholder properly exercises withdrawal rights as described in Section 4 of this Offer to Purchase.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3 of this Offer to Purchase, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

Subject to the provisions of the Merger Agreement, Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedure for Accepting the Offer and Tendering Shares.

Valid Tender.  To tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and any other required documents must be received by the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

The Rights presently can be transferred only with the Share Certificates and the surrender for transfer of Share Certificates will also constitute the transfer of the Rights associated with the shares of Company Common Stock represented by such Share Certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the distribution of any Rights or enable or require any Rights to be exercised, distributed or triggered.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

THE METHOD OF DELIVERY OF ANY SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 of the Letter of Transmittal.

Guaranteed Delivery.  A stockholder who desires to tender Shares pursuant to the Offer and whose Share Certificates are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, may tender such Shares by following all of the procedures set forth below:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period; and

(iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal is received by the Depositary.

Other Requirements.  Notwithstanding any provision of this Offer to Purchase, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2 of this Offer to Purchase.

Tender Constitutes an Agreement.  The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the right of withdrawal.

Appointment.  By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, and other shares of Company Common Stock or other securities issued or issuable in respect of such Shares on or after the Acceptance Time (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable (as of the Acceptance Time) and will be deemed granted in consideration of the acceptance for payment by Purchaser of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Purchaser depositing the payment for such Shares with the Depositary, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Siemens AG, Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

Backup Withholding.  In order to avoid “backup withholding” of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are generally not subject to backup withholding. Foreign stockholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status, or such other Form W-8 as applicable to a particular foreign stockholder, copies of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal and Section 5 of this Offer to Purchase for further information regarding backup withholding.

4.	Rights of Withdrawal.

Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 6, 2007. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Siemens AG, Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period.

If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.	Certain Federal Income Tax Consequences of the Offer.

The following is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the sale of Shares for cash pursuant to the Offer, the exchange of Shares for cash pursuant to the Merger, the receipt of cash by individuals in exchange for an option to purchase Shares granted under any Company Stock Option Plans (as defined in the Merger Agreement) (each, an “Option”) and the payment of dividends by the Company to holders of Shares. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to particular holders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to U.S. holders who hold Shares as capital assets and to holders of our outstanding Options who are U.S. holders. This discussion does not apply to certain types of holders (such as insurance companies, tax-exempt organizations and retirement plans, banks and other financial institutions, traders, broker-dealers, dealers in securities or foreign currencies, S corporations, partnerships, or mutual funds, persons who hold or have held our Shares as part of a straddle or a hedging, integrated constructive sale or conversion transaction for tax purposes, persons subject to alternative minimum tax, or persons with a functional currency other than the U.S. dollar) who may be subject to special rules.

In addition, this discussion does not address any state, local or foreign tax consequences of the Offer or Merger.

For purposes of this discussion, a U.S. holder is any individual, corporation, estate or trust that is a beneficial holder of our Shares or Options and that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) which has made an election to be treated as a U.S. person.

If a partnership or other pass-through entity holds Shares or Options, the tax treatment of a partner or owner of such partnership or other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold Shares or Options and partners or owners in such partnerships or pass-through entities to consult their tax advisors.

The receipt of cash for Shares pursuant to the Offer or the Merger (as applicable) will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders Shares for cash will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the Shares surrendered. Generally, a U.S. holder’s adjusted tax basis in its Shares will be the amount the U.S. holder paid for such Shares. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) surrendered for cash. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such Shares is more than one year at the time of the completion of the Offer or Merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

As described further in Section 14 of this Offer to Purchase, under the Merger Agreement, the Company is entitled to declare and pay distributions to holders of Shares in the ordinary course of business consistent with past practice in the amount of up to $0.05 per Share per quarter. Any such distribution will be includible in the ordinary income of a U.S. holder of Shares as a “dividend” for U.S. federal income tax purposes to the extent of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividend may be eligible for treatment as “qualified dividend income” (which is generally treated as net capital gain and taxed at a maximum U.S. federal income tax rate of 15%) if the holder of such Shares is an individual and meets certain requirements, including holding period requirements. In addition, holders that are corporations may be entitled to a “dividends received deduction” in respect of such dividends. Any portion of such a distribution which exceeds the Company’s current or accumulated earnings and profits should be treated for U.S. federal income tax purposes first as a tax-free return of the holder’s basis in its Shares and thereafter as capital gain, which gain will be long-term if the holder has held such Shares for more than one year on the date of the receipt of such distribution.

The receipt of cash in exchange for the outstanding Options will be a taxable transaction for U.S. federal income tax purposes. Holders of Options (other than those persons who received such Options in connection with their employment by, or provision of services to, the Company) will recognize a gain or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the Options surrendered. Such gain or loss will be a capital gain or loss if the Shares underlying the Option would have been a capital asset in the hands of the taxpayer and will be long-term capital gain or loss provided that a U.S. holder’s holding period for the Options is more than one year at the time of the completion of the Merger. Persons who received their Options in connection with their employment by or provision of services to the Company generally will recognize ordinary income equal to the excess of the amount of cash they receive over their adjusted tax basis, if any, in the Options surrendered. A holder’s basis in an Option generally will equal the amount (if any) paid for that Option. Payments in exchange for Options received in connection with employment by the Company generally will be subject to applicable income and employment tax withholding.

Federal backup withholding tax generally will be withheld from all cash payments to which a holder of Shares or other payee is entitled in exchange for Shares or Options pursuant to the Offer or the Merger, if: (a) the IRS notifies us or our paying agent that the taxpayer identification number (typically, the social security number in the case of individuals, or employer identification number, in the case of other holders) provided by the holder or other payee is incorrect; (b) the holder or other payee does not have a taxpayer identification number and does not provide one to us within 60 days of signing the Substitute Form W-9; (c) the holder or other payee underreports interest and dividend payments that he or she receives on his or her tax return and the IRS notifies us or our paying agent that withholding is required; (d) the holder or other payee fails to certify under penalties of perjury that he or she is not subject to backup withholding; or (e) the holder or other payee fails to certify under penalties of perjury that he or she is a U.S. person or U.S. resident alien. Each of our eligible U.S. holders and, if applicable, each other payee should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless a different form is required in such holder’s or payee’s case or an exemption applies and is established in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS.

U.S. holders considering the exercise of their appraisal rights, if any, should consult their own tax advisors concerning the application of federal income tax laws to their particular situations as well as any consequences of the exercise of such rights, if any, arising under the laws of any other taxing jurisdiction.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE OFFER OR THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

6.	Price Range of the Shares; Dividends.

The Shares are listed on the NASDAQ Global Market under the symbol “DADE”. The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices for the Shares on the NASDAQ Global Market based on public sources:

	Sales Price
	High	Low

Calendar Year
2005:
First Quarter	$31.71	$27.65
Second Quarter	$34.45	$29.04
Third Quarter	$38.36	$32.25
Fourth Quarter	$41.19	$33.61
2006:
First Quarter	$41.20	$34.97
Second Quarter	$41.64	$33.15
Third Quarter	$41.95	$38.40
Fourth Quarter	$40.49	$36.07
2007:
First Quarter	$44.02	$39.65
Second Quarter	$54.10	$43.87
Third Quarter (through August 7, 2007)	$74.85	$53.37

On July 24, 2007, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the NASDAQ Global Market was $55.91 per Share. On August 7, 2007, the last full trading day prior to commencement of the Offer, the reported closing price on the NASDAQ Global Market was $74.61 per Share. Stockholders are urged to obtain a current market quotation for the shares of Company Common Stock.

According to the Company’s filings with the SEC, prior to the second quarter of 2005, the Company had never declared or paid cash dividends on the Shares. During the second quarter of 2005, the Board of Directors of the Company approved a $0.03 per Share quarterly cash dividend plan. In February 2006, the Board of Directors of the Company increased the quarterly dividend from $0.03 to $0.05 per Share. During 2006 and 2007 (through the date of this Offer to Purchase), the Company paid a quarterly cash dividend of $0.05 per Share. The Merger Agreement provides that the Company may declare and pay quarterly dividends with respect to the Shares in the ordinary course of business consistent with past practice in the amount of up to $0.05 per Share. See Section 11 of this Offer to Purchase.

7.	Effect of the Offer on the Market for the Shares; Stock Quotation, Margin Regulations and Exchange Act Registration.

Market for the Shares.  The purchase of any Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Stock Quotation.  The Shares are listed on the NASDAQ Global Market under the symbol “DADE”. After consummation of the Offer and depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Market. According to NASDAQ’s published guidelines, the Shares would not be eligible to continue to be listed on the NASDAQ Global Market if, among other things, the number of Shares publicly held falls below 750,000, the number of holders of Shares falls below 400 or the market value of such publicly held Shares is not at least $5 million. According to information furnished to Purchaser by the Company as of the close of business on July 23, 2007, there were approximately 17 holders of record of the Shares not including beneficial holders of any Shares in street name, and there were 80,114,870 Shares outstanding. If the Shares were to be delisted, the associated Rights would be delisted as well.

If the NASDAQ Global Market were to delist the Shares, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Per Share Amount.

Margin Regulations.  The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on NASDAQ Global Market or for continued inclusion on the Federal Reserve Board’s list of “margin securities.” Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of such Shares under the Exchange Act and the listing of such Shares on NASDAQ Global Market will be terminated following the completion of the Merger.

8.	Certain Information Concerning the Company.

The Company is a Delaware corporation with its principal executive offices located at 1717 Deerfield Road, Deerfield, Illinois 60015 (telephone number (847) 267-5300).

The Company, incorporated in 1994, is a manufacturer and distributor of diagnostic products and services to clinical laboratories. It sells primarily to central laboratories, which are typically hospital-based or stand-alone reference laboratories. It manufactures and markets a broad offering of diagnostic products and services, which include: (1) medical diagnostic instruments, (2) reagents and consumables and (3) maintenance services. Its core businesses include chemistry, hemostasis, microbiology and infectious disease diagnostics.

Certain Projected Financial Information about the Company.  During the course of the discussions and information exchange between Parent, Siemens AG and the Company that led to the execution of the Merger Agreement, the Company provided Parent and Siemens AG and its financial advisors with certain information about the Company and its financial performance which is not publicly available. The information provided included certain projected and budgeted financial information for the Company as an independent company (i.e., without regard to the impact on the Company of a transaction with Parent and Purchaser) for the years 2007 through 2011. The projected and budgeted financial information included, among other things, the information set forth in the following table with respect to the Company’s consolidated net sales, net income, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow from operations (operating income before giving effect to funds projected to be used for working capital, capital expenditures and debt repayment) and free cash flow (operating income after giving effect to funds projected to be used for working capital, capital expenditures and debt repayment).

Dade Behring Holdings, Inc. — Management’s Financial Projections
(all amounts in millions of dollars)

	2007	2008	2009	2010	2011

Net Sales	1,891	2,013	2,212	2,407	2,584
Net Income	157	183	249	310	378
EBITDA*	473	532	649	759	879
EBIT**	269	305	406	498	601
Cash Flow From Operations	372	442	487	573	685
Free Cash Flow	198	210	247	338	440

*	Excludes non-cash stock compensation expenses of approximately $21 million, $26 million, $27 million, $28 million and $29 million for 2007 through 2011, respectively.

**	Includes non-cash stock compensation expenses of approximately $21 million, $26 million, $27 million, $28 million and $29 million for 2007 through 2011, respectively.

The Company has advised Siemens AG, Parent and Purchaser that it does not, as a matter of course, make public any specific forecasts or projections as to its future financial performance, but that it does maintain a detailed five-year financial model to guide and develop its projected financial performance, which it updates on an annual basis following the closing of each fiscal year. The aforementioned projections are included in this Offer to Purchase solely because such information was provided to Parent, Siemens AG and their financial advisors during the course of Siemens AG’s and Parent’s evaluation of the Company. Siemens AG, Parent and Purchaser did not rely on such information in their valuation of the Company.

The Company has advised Siemens AG, Parent and Purchaser that:

•	its internal financial forecasts (upon which the projected and budgeted information described above is based) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments;

•	its internal financial forecasts reflect numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company, including but not limited to meeting certain sales performance criteria and implementing certain cost saving initiatives;

•	the assumptions upon which the projected and budgeted information were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions which are difficult to predict and many of which are beyond the Company’s control, and on certain business decisions that are subject to change;

•	financial forecasts are not historical fact and should not be relied upon as being necessarily indicative of actual future results;

•	there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections;

•	the provision to Siemens AG, Parent and Purchaser of the projected and budgeted information described above should not be regarded as an indication that any of the Company or its affiliates, advisors or representatives considered or consider the information to be a reliable predictor of actual future events, and should not be relied upon as such;

•	neither the Company nor its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projected and budgeted information, and none of them undertakes any obligation to update or otherwise revise or reconcile the information to reflect circumstances existing after the date the information was generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the information are shown to be in error;

•	it does not intend to make publicly available any update or other revisions to the information, except as required by law;

•	neither it nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that forecasted results will be achieved;

•	the projected and budgeted information should be read together with the Company’s financial statements that have been filed with the SEC, which are available as described below, and with the discussion under “Risk Factors” and the other cautionary statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	the projected and budgeted information has not been adjusted to reflect the effects of the Offer or the Merger;

•	the projected and budgeted information was not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts; and

•	the projected and budgeted information does not purport to present operations in accordance with U.S. generally accepted accounting principles (GAAP), and the Company’s independent auditors have not examined, compiled or performed any procedures with respect to the information, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that the Company may achieve the results suggested by the information, and, accordingly assume no responsibility for them.

As a result, there can be no assurance, and no representation or warranty has been made by any of Siemens AG, Parent, Purchaser or any of their representatives, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that Siemens AG, Parent, Purchaser or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Siemens AG, Parent, Purchaser or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial information described above. None of Siemens AG, Parent, Purchaser or any of their respective financial advisors or the Dealer

Manager intends to, and each of them disclaims any obligation to, update, revise or correct such financial information if they are or become inaccurate (even in the short term).

Available Information.  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, DC 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference to those documents and records. Although Siemens AG, Purchaser, Parent and the Dealer Manager have no knowledge that would indicate that any statements contained in this Offer to Purchase based on those documents and records are untrue, Siemens AG, Parent, Purchaser and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Siemens AG, Parent, Purchaser or the Dealer Manager.

9.	Certain Information Concerning Siemens AG, Parent and Purchaser.

Siemens AG is a corporation organized under the laws of the Federal Republic of Germany, with its principal executive offices at Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. The telephone number of Siemens AG at such location is +49-89-636-32474. Siemens AG’s business focuses on the development and manufacture of products, design, installation of complex systems and projects and a wide range of other services relating to the areas of automation and control, power, transportation, medical, information and communications and lighting. The common shares, no par value, of Siemens AG (“Siemens Common Stock”) are listed for trading on the Frankfurt Stock Exchange in the Federal Republic of Germany, and American Depositary Shares, each representing one share of Siemens Common Stock, are listed for trading on the New York Stock Exchange. Siemens Common Stock is also listed for trading on the London Stock Exchange, the Swiss Stock Exchange, the MTA International segment of the Italian Stock Exchange and various other exchanges throughout the Federal Republic of Germany.

Parent is a Delaware corporation, with its principal executive offices at 153 East 53rd Street, New York, NY 10022. The telephone number of Parent at such location is (212) 258-4000. All of the outstanding capital stock of Parent is held by Siemens USA Holdings, Inc., a Delaware corporation (“SUSA”). All of the outstanding capital stock of SUSA is held by Siemens Beteiligungen USA, GmbH (“SBUSA”), a corporation organized under the laws of the Federal Republic of Germany and a direct, wholly-owned subsidiary of Siemens AG. Parent serves as the holding company for businesses of Siemens AG in the United States, and is responsible for developing, coordinating and maintaining the overall business strategy of Siemens AG in the United States.

Purchaser is a Delaware corporation organized in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer and the Merger). The principal executive offices of Purchaser are located at 153 East 53rd Street, New York, NY 10022. The telephone number of Purchaser at such location is (212) 258-4000. Purchaser is a wholly-owned subsidiary of Parent. Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incident to its formation and capitalization, its execution of the Merger Agreement and the preparation of the Offer and the Merger.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Siemens AG, Parent and

Purchaser are set forth in Schedule A to this Offer to Purchase. None of Siemens AG, Parent, Purchaser nor, to the best knowledge of such corporations, any of the persons listed on Schedule A to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

None of Siemens AG, Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. None of Siemens AG, Parent or Purchaser has purchased any Shares during the past two years. Notwithstanding the foregoing, Siemens AG and certain of its affiliates may maintain pension or other retirement plans that directly or indirectly may own, beneficially or otherwise, or have the right to acquire, Shares, in each case in the ordinary course of business.

Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Siemens AG, Parent or Purchaser nor, to the best knowledge of such corporations, any of the persons listed in Schedule A to this Offer to Purchase, has any contract, agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the last two years none of Siemens AG, Parent or Purchaser nor, to the best knowledge of such corporations, any of the persons listed on Schedule A hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the last two years there have been no negotiations, transactions or material contacts between any of Siemens AG, Parent or Purchaser or any of their respective subsidiaries nor, to the best knowledge of such corporations, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

10.	Background of the Offer; Contacts with the Company.

For purposes of this Section 10, references to “Siemens” unless otherwise specified are to Siemens AG and its subsidiaries, including Parent, Siemens Medical Solutions USA, Inc., a direct wholly-owned subsidiary of Parent (“SMS”), and Siemens Medical Solutions Diagnostics, a direct wholly-owned subsidiary of SMS (“Siemens DX”).

Siemens has been generally familiar with the Company and its business activities for some time. In particular, various Siemens personnel also have, from time to time, had contact in a business setting with the Company’s officers and employees at industry-related conferences and otherwise. In addition, the Company and Siemens DX are each active in the clinical diagnostics industry.

Over the past several years, Siemens and the Company have engaged from time to time in informal discussions regarding potential strategic transactions. During the Spring of 2005, the parties had more formal and extensive discussions about a possible sale of the Company to Siemens, but failed to reach a definitive agreement.

During the first calendar quarter of 2007, a representative of the Company in Germany had discussions with various representatives of Siemens, including Professor Dr. Erich R. Reinhardt, Senior Vice President and member of the Managing Board of Siemens AG and the President of the Medical Solutions Group of Siemens AG, regarding among other things the strategic merits of a potential combination of the two companies’ diagnostic businesses.

On March 20, 2007, Dr. Reinhardt telephoned James W.P. Reid-Anderson, Chairman of the Board, President and Chief Executive Officer of the Company to express interest in a possible business combination and proposed that the parties meet to discuss the matter. Mr. Reid-Anderson stated that the Company was not for sale, but he agreed to meet with Dr. Reinhardt in late May or early June 2007 when both parties were next available.

On May 21, 2007, Mr. Reid-Anderson and Dr. Reinhardt met in the Chicago, Illinois metropolitan area. Dr. Reinhardt told Mr. Reid-Anderson that Siemens was interested in pursuing a business combination with the Company, and they discussed various forms such a transaction might take.

On May 22, 2007, Dr. Reinhardt received an email from Mr. Reid-Anderson. In his email, Mr. Reid-Anderson explained that, while the Company was not for sale, it was willing to consider any proposal made by Siemens with respect to a potential strategic transaction. Mr. Reid-Anderson specified that the Company’s strong preference, if the parties wished to pursue a transaction, would be for an all-cash tender offer by Siemens for all of the Shares. Mr. Reid-Anderson attached a form of confidentiality agreement for use in connection with the parties’ discussions and suggested that Siemens provide the Company with a written indication of interest expressing Siemens’ views on valuation and transaction structure.

On May 22, 2007, SMS and the Company executed the confidentiality agreement described in Section 11 of this Offer to Purchase.

On May 24, 2007, Morgan Stanley & Co. Incorporated, financial advisor to the Company, sent to Dr. Reinhardt on behalf of the Company certain projected financial information of the Company to assist Siemens in analyzing the Company and its prospects.

On May 29, 2007, Mr. Reid-Anderson and Dr. Reinhardt had a telephone conversation in which they discussed Siemens’ valuation analysis of the Company. In that conversation, Mr. Reid-Anderson indicated that the Company’s Board of Directors would only have an interest in pursuing a transaction if Siemens was willing to offer a substantial premium to the then-current market price for the Shares and to negotiate and complete the transaction on an expedited timetable.

Beginning in early June 2007, representatives of Morgan Stanley and representatives of J.P. Morgan plc, financial advisor to Siemens, began to have a number of discussions regarding the proposed transaction.

On June 4, 2007, Dr. Reinhardt and Mr. Reid-Anderson had a telephone conversation in which Dr. Reinhardt reiterated Siemens’ interest in pursuing a transaction but stated that Siemens could not deliver a written indication of interest until shortly after the scheduled meeting of the Corporate Executive Committee (the “CEC”) of the Managing Board of Siemens AG on June 19, 2007. Dr. Reinhardt and Mr. Reid-Anderson also discussed whether representatives of Siemens and the Company should meet in late June in the Chicago, Illinois metropolitan area so that Siemens could begin a more detailed due diligence process and participate in management presentations by the Company.

On June 19, 2007, the CEC evaluated the strategic rationale of a potential acquisition of the Company and granted its approval to enter into negotiations with the Company. Later that day, Dr. Reinhardt telephoned Mr. Reid-Anderson to inform him that Siemens was willing to proceed with discussions that could lead to a cash tender offer for 100% of the Shares at a price in the range of between $68.00 and $70.00 per Share in cash. At Mr. Reid-Anderson’s request, this conversation was followed by a written non-binding indication of interest, dated June 20, 2007, from Dr. Reinhardt to Mr. Reid-Anderson confirming the price range verbally presented to Mr. Reid-Anderson in the June 19 telephone conversation and setting forth various conditions on which such an offer would be based.

On June 20, 2007, Mr. Reid-Anderson conveyed to Dr. Reinhardt both in a telephone call and in a letter that the price offered by Siemens was inadequate from the Company’s perspective and that the price would need to be higher for the Company to proceed with discussions. Mr. Reid-Anderson explained that the Company’s Board of Directors had concluded that the financial performance of the Company and the potential synergies to be realized by the combined company merited a higher price per share. He stated that, accordingly, the Company’s Board of Directors was only prepared to proceed at a price per share of at least $80.00. He also indicated, however, that the parties should continue with their plans for due diligence and management presentations to help Siemens better understand the Company and its prospects with a view to enabling Siemens to increase its indicative offer price per share so that the Company could determine whether, from its perspective, further discussions were appropriate. Mr. Reid-Anderson also stated that, although the Company’s Board of Directors had agreed to proceed with a June 28 management presentation on the basis noted above, the decision to proceed was not an endorsement of Siemens’ indicative offer price.

On June 28, 2007, representatives of Siemens, including Dr. Reinhardt, met in the Chicago, Illinois metropolitan area with members of the Company’s management, including Mr. Reid-Anderson and Mark Wolsey-Paige, the Company’s Executive Vice President and Chief Strategy and Technology Officer. At that meeting, members of the Company’s management presented Siemens with information on the Company’s business and its future growth prospects. At the meeting, Dr. Reinhardt and Mr. Reid-Anderson discussed the possibility of meeting in Europe the following week to discuss the transaction in more detail.

On June 29, 2007, Dr. Reinhardt received an email from Mr. Reid-Anderson in which he stated that after reviewing the situation with the Board of Directors of the Company he would be prepared to meet in Europe to continue discussions regarding a possible transaction only if Siemens increased its indicative offer price to at least $80.00 per Share and committed to complete all of its due diligence within two to three weeks.

On July 3, 2007, Dr. Reinhardt telephoned Mr. Reid-Anderson and advised him that Siemens was continuing to evaluate the price per share it might be prepared to pay in connection with the potential transaction. He noted that, while he expected that Siemens would likely be able to increase its indicative price per share, Siemens was not willing to pay $80.00 per share. Dr. Reinhardt also proposed that he, Peter Löscher, President and Chief Executive Officer of Siemens AG, and Mr. Reid-Anderson meet in Paris, France to continue discussions on these matters.

On July 4, 2007, Mr. Reid-Anderson met with Dr. Reinhardt and Mr. Löscher in Paris to discuss the potential transaction and the potential integration of the businesses and their management teams if they were combined. At that meeting, Mr. Löscher indicated that Siemens wanted to acquire the Company but was not willing to pay $80.00 per share to do so and that Siemens would respond shortly with the price Siemens was willing to pay. Following that meeting, Dr. Reinhardt advised Mr. Reid-Anderson by telephone that Siemens was prepared to offer $77.00 per share in cash, subject to satisfactory completion of a due diligence review of the Company and other customary terms and conditions. Dr. Reinhardt also indicated that, if the Company was willing to proceed on that basis, Siemens would work expeditiously to complete its due diligence. Mr. Reid-Anderson and Dr. Reinhardt agreed that, if the Company was willing to proceed on that basis, both sides would target July 25, 2007 as the date on which negotiations and due diligence would conclude, a definitive merger agreement would be executed and the transaction would be announced publicly.

On July 5, 2007, Dr. Reinhardt received a letter from Mr. Reid-Anderson confirming that the Company was willing to move forward with negotiations at a $77.00 per share price with a target announcement date of July 25, 2007. In the letter, Mr. Reid-Anderson stated the Company’s expectation that Siemens would assume certain potential transaction execution risks to make the transaction less conditional after it was announced (such as the risk of obtaining necessary antitrust clearances), and indicated that the Company would expect the “deal protection” provisions of the merger agreement to provide the Company with flexibility to consider alternative proposals that might emerge after announcement of a transaction between Siemens and the Company.

On the same day, Dr. Reinhardt sent a letter to Mr. Reid Anderson that stated that the $77.00 per share price represented the “best and final price” that Siemens was willing to pay for the Company. The letter stressed that a satisfactory due diligence review was critical and outlined the due diligence process that Siemens would expect to complete in advance of entering into a definitive agreement. The letter also stated that Siemens would require that the merger agreement contain a strong and detailed set of representations, covenants and conditions as well as deal protection provisions that would be consistent with market custom in acquisitions of U.S. public companies such as the Company.

On July 6, 2007, Dr. Reinhardt and Mr. Reid-Anderson discussed by telephone the terms of the transaction as set forth in the exchange of letters described above. Mr. Reid-Anderson stated the Company’s view that it would permit Siemens to proceed with due diligence and negotiation of a merger agreement only if Siemens acknowledged that it was willing to accept the Company’s position regarding certain potential transaction execution risks associated with the transaction in the merger agreement. Dr. Reinhardt responded that the parties should proceed on the assumption that Siemens would be prepared to accept these risks provided it was able to conduct a detailed and satisfactory due diligence review and analysis of any transaction execution risks. Accordingly, the parties agreed to proceed with detailed due diligence beginning with a meeting the following day among operational personnel and management of the two companies.

On July 7, 2007, representatives of Siemens and the Company met at the Hyatt Regency O’Hare hotel in Rosemont, Illinois to discuss diligence items, and on the following day the Company made documents and other information available to Siemens and its representatives in a data room at the hotel and via an electronic data room. From July 7 through July 24, 2007, the Company and Siemens continued to exchange financial, legal, operational and other information regarding the Company and its various products and businesses and representatives from Siemens, J.P. Morgan plc, Clifford Chance US LLP, outside legal counsel to Siemens, and other outside advisors to Siemens continued to conduct financial, legal and operational due diligence with respect to the Company and its various products and businesses.

On July 10, 2007, representatives of Kirkland & Ellis LLP, outside legal counsel to the Company, distributed to Clifford Chance an initial draft of the Merger Agreement pursuant to which Parent would acquire the Company pursuant to an all-cash tender offer followed by a merger in which the holders of shares not tendered in the tender offer would receive the same cash price per share.

On July 12, 2007, representatives of Siemens and the Company and their respective legal advisors participated in an initial teleconference on which they discussed certain issues presented by the draft Merger Agreement distributed on July 10, 2007. From July 12, 2007 through July 24, 2007, representatives of Siemens and the Company and their respective financial and legal advisors had numerous teleconferences regarding, and exchanged several further revised drafts of, the Merger Agreement.

On July 14, 2007, Dr. Reinhardt and Mr. Reid-Anderson met in Chicago to discuss the status of due diligence and various other matters in connection with the proposed transaction.

On July 24, 2007, the CEC discussed and approved the potential transaction, subject to final negotiation of the Merger Agreement on terms consistent with the terms approved by the CEC and the approval of the proposed transaction by the Supervisory Board of Siemens AG.

Later that day, Siemens and the Company substantially completed their negotiation of the Merger Agreement, subject to minor final changes and the receipt of requisite internal approvals. Shortly thereafter, after the meeting of the CEC, representatives of the Company advised Siemens that the Company’s Board of Directors had determined by unanimous vote that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders and approved and adopted the Merger Agreement and the transactions contemplated thereby.

On July 25, 2007, the Supervisory Board of Siemens AG authorized the making of an offer to acquire the Company for a price of $77.00 per share, and representatives of Siemens advised the Company that this and all other requisite internal Siemens approvals had been obtained.

Following such authorizations and approvals and before the opening of trading on the NASDAQ Global Market on July 25, 2007, the Company, Parent and Purchaser executed the Merger Agreement, and the Company and Siemens AG issued separate press releases announcing the transaction.

On August 8, 2007, Purchaser commenced the Offer.

11.	Purpose of the Offer; Plans for the Company; the Merger.

Purpose.  The purpose of the Offer and the Merger is to enable Siemens AG indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to be the first step in a two-step transaction by which the entire equity interest in the Company will be acquired. The purpose of the second of the two steps, the Merger, is to acquire all of the outstanding Shares not already owned by Siemens AG or its subsidiaries (including Purchaser) following completion of the Offer. The Company will, as of the effective time of the Merger, be a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Siemens AG.

Plans for the Company.  Except as disclosed in this Offer to Purchase, none of Siemens AG, Parent or Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company’s capitalization, corporate structure, business or composition of its management or the Company’s Board of Directors. Parent and Siemens AG will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of the Company with those of other business units and subsidiaries of Siemens AG and Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent and Siemens AG acquire control of the Company, Parent and Siemens AG will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist.

The Merger Agreement provides that with effect from the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer and from time to time thereafter, Parent will be entitled to designate a number of directors of the Company’s Board of Directors, for election or appointment to the Board of Directors of the Company as will give Parent, representation on the Board of Directors of the Company that is substantially proportionate to Purchaser’s percentage ownership of the Shares. To give effect to this agreement, the Company has further agreed that, concurrently with Purchaser’s acceptance for payment of and payment for the tendered Shares, the Company will, in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts to cause such designees of Parent and Purchaser to be so elected or appointed to the Company’s Board of Directors, including by increasing the size of its Board of Directors or securing the resignation of incumbent directors, or both as necessary.

Subject to applicable law, Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Company’s Board of Directors has approved the Merger Agreement and Purchaser’s acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Siemens AG, Parent and Purchaser (the “Schedule TO”) and is incorporated in this Offer to Purchase by reference. Nothing contained in this Offer to Purchase alters the rights and obligations of the parties under the Merger Agreement. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Schedule TO, which includes a copy of the Merger Agreement, may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

The Offer.  The Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, commence the Offer and that upon the terms and subject to the satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Purchaser will, and Parent will cause Purchaser to, accept for payment, and to pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law. The Merger Agreement provides that Purchaser has the right to modify and make certain changes to the terms and conditions of the Offer as described above in Section 1 of this Offer to Purchase.

If Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, it will be able to cause the Merger to occur under Delaware law without a meeting of the Company’s stockholders. The Merger Agreement provides that, as soon as practicable after expiration of the Offer, receipt of any required approval by the Company’s stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, Purchaser will be merged into the Company. At the Effective Time, each issued and outstanding Share (other than (x) Shares held in treasury by the Company, (y) Shares owned by Parent, Purchaser or any direct or indirect subsidiary of the Company, Parent or Purchaser and (z) Shares that are held by stockholders of the Company who have validly exercised their appraisal rights under Delaware law) will be converted into the right to receive $77.00 in cash or any higher price which may be paid for the Shares pursuant to the Offer, without interest (the “Merger Consideration”).

Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the HSR Act, obtaining clearance under the EC Merger Control Law and the other conditions set forth in Section 13 of this Offer to Purchase. Parent has agreed in the Merger Agreement that it will avoid or eliminate all impediments under any antitrust law that may be asserted by any antitrust authority with respect to the Merger so as to enable the consummation of the Merger to occur as expeditiously as possible, but in any event in sufficient time to ensure that the Acceptance Time occurs before the Termination Date. Parent and Purchaser have agreed in the Merger Agreement that they will take all actions requested by any antitrust authority or all actions necessary to resolve any objections that may be asserted by any antitrust authority with respect to the transactions contemplated by the Merger Agreement, including agreeing to sell, divest, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, businesses, product lines, customers or other assets; provided, however, that neither Parent nor Purchaser will be required pursuant to the Merger Agreement to commence or threaten to commence any litigation or other civil or legal proceedings, to hold separate the Company or any of its subsidiaries or any other business unit or to divest any business or assets currently owned by Siemens AG or any of its direct or indirect subsidiaries. With respect to antitrust matters, see Section 15 of this Offer to Purchase.

Top-Up Option.  In the event that Purchaser acquires at least 80% of the outstanding Shares but less than 90%, subject to the terms of the Merger Agreement, Purchaser has a Top-Up Option, whereby Purchaser may purchase from the Company newly-issued shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Purchaser or any of their wholly-owned subsidiaries at the time of the exercise of the Top-Up Option, constitutes 90.01% of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock issued pursuant to the exercise of the Top-Up Option. The Top-Up Option may be exercised by Purchaser at or at any time after the Acceptance Time so long as the total number of shares of Company Common Stock beneficially owned by Parent, Purchaser or any of their wholly-owned subsidiaries constitutes at least 80% of the total number of shares of Company Common Stock outstanding. The purchase price payable by Purchaser for any shares of Company Common Stock being purchased pursuant to the Top-Up Option is $77.00 per share. The Company will not be required to issue any shares of Company Common Stock pursuant to the Top-Up Option if (a) the issuance of the shares would exceed the aggregate number of authorized but unissued shares of Company Common Stock, (b) a provision under any applicable law, including the rules and regulations of the NASDAQ Global Market, prohibits the exercise of the Top-Up Option or the delivery of shares to be purchased pursuant to the Top-Up Option or (c) Parent has not accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

Vote Required to Approve Merger.  The DGCL requires that the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company’s outstanding Shares if the “short form” merger procedure described above is not available. In this case, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) will be required to adopt the Merger Agreement. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment, and pay for, Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

Conditions to the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

•	if required by the DGCL, the Merger Agreement shall have been duly adopted by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law and the Certificate of Incorporation of the Company;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is in effect and has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, provided, that a party may not rely on this condition if it has failed to comply in any material respect with its obligations to use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement or to comply with its covenants relating to obtaining antitrust clearances for the Merger; and

•	Purchaser shall have accepted for payment and paid for Shares validly tendered and not withdrawn pursuant to the Offer, provided, that neither Parent nor Purchaser shall be entitled to rely on this condition if either of them shall have failed to purchase all shares validly tendered and not withdrawn pursuant to the Offer in breach of their obligations under the Merger Agreement.

Termination of the Merger Agreement.  The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if:

(i) the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement without Purchaser having accepted for payment or paid for any Shares pursuant to the Offer; provided, however, that this right to terminate the Merger Agreement shall not be available to any party whose breach of any covenant or obligation under the Merger Agreement resulted in (i) the failure of any of the Offer Conditions to be satisfied or (ii) the expiration or termination of the Offer without Purchaser having accepted for payment any Shares pursuant to the Offer;

(ii) the purchase of the Shares pursuant to the Offer shall not have occurred on or prior to the close of business on May 25, 2008 (the “Termination Date”); provided, however, that this right to terminate the Merger Agreement shall not be available to any party whose breach of any covenant or obligation under the Merger Agreement resulted in (A) the failure of any of the Offer Conditions to be satisfied on or before the Termination Date or (B) the expiration or termination of the Offer without Purchaser having accepted for payment any Shares pursuant to the Offer;

(iii) any governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is in effect and has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to comply with any obligations under resulted in the imposition of such law, rule, regulation, judgment, decree, executive order or award;

(c) by the Company:

(i) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement, including the failure to commence the Offer or to accept for payment or pay for the Shares, or (B) that any of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Purchaser from consummating the Offer on or before the Termination Date or consummating the Merger, in either case in accordance with the terms of the Merger Agreement, which breach, in the case of the two clauses above, if curable, shall not have been cured until the earlier to occur of (x) 30 calendar days following written notice of such breach to Parent and Purchaser by the Company or (y) such time as Parent or Purchaser has ceased to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(ii) if the Company shall enter into a letter of intent, obligation or other arrangement regarding any Competing Proposal (as defined below) (a “Company Acquisition Agreement”) with respect to a Superior Proposal (as defined under “Competing Proposal” below); provided, however, (i) the Company’s Board of Directors has determined in good faith after consultation with outside legal counsel that termination of the Merger Agreement by the Company is necessary in order for the Company’s Board of Directors to comply with its fiduciary duties; (ii) the Company has given Parent prior written notice of the Superior

Proposal and has given Parent five business days to respond to such Superior Proposal; and (iii) simultaneously with the termination of the Merger Agreement, the Company pays the Termination Fee;

(d) by Parent:

(i) in the event (A) of a material breach of any obligation, covenant or agreement on the part of the Company set forth in the Merger Agreement, or (B) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall not be capable of being made as of the expiration date of the Offer under the relevant materiality standards under the Merger Agreement, which breach, in the case of the two clauses above, if curable, shall not have been cured until the earlier to occur of (x) 30 calendar days following written notice of such breach to Parent and Purchaser by the Company or (y) such time as Parent or Purchaser has ceased to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(ii) if the Company’s Board of Directors shall have failed to (A) include in the Company’s Schedule 14D-9 or withdrawn or modified or proposed publicly to withdraw of modify, in a manner adverse to Parent or Purchaser, the recommendation (the “Company Recommendation”) of the Company’s Board of Directors to the stockholders of the Company that they tender their Shares pursuant to the Offer and if required by applicable law, adopt the Merger Agreement in accordance with the DGCL (a “Change in the Company Recommendation”).

Effect of Termination.  Following a termination of the Merger Agreement pursuant to any of the provisions described above, the Merger Agreement will become void and there will be no liability under the Merger Agreement on the part of the Company, Parent or Purchaser and except for obligations enumerated below under “Fees and Expenses” and provisions of the Merger Agreement with respect to confidentiality of non-public data regarding the Company and the allocation of liability for payment of expenses and fees, all of which will survive any termination of the Merger Agreement; provided, however, that the termination of the Merger Agreement will not relieve the Company, Parent or Purchaser from liability for any breach of its covenants or agreements or willful breach of any of its representations or warranties set forth in the Merger Agreement prior to such termination.

Fees and Expenses.  The Company will be required to pay Parent a termination payment of $180,000,000 (the “Termination Fee”) if the Merger Agreement is terminated:

•	by the Company as described in subparagraph (c)(ii) under “Termination of the Merger Agreement” above;

•	by Parent as described in subparagraph (d)(ii) under “Termination of the Merger Agreement” above; or

•	by (i) the Company as a result of the Offer expiring or terminating without any Shares being purchased by Purchaser; and at or prior to such time, the Offer conditions relating (A) antitrust clearances, (B) no illegality, (C) no regulatory prohibition or (D) governmental or third party consent to be delivered by Parent or Purchaser shall have been satisfied or waived by Purchaser, (ii) either Parent or the Company if the purchase of Shares pursuant to the Offer shall not have occurred by the Termination Date and on or prior to such termination, the Offer conditions relating (A) antitrust clearances, (B) no illegality, (C) no regulatory prohibition, (D) suspension of trading or banking moratoriums or (E) governmental or third party consent to be delivered by Parent or Purchaser shall have been satisfied or waived by Purchaser; or (iii) by Parent as described in subparagraph (d)(i)(A) under “Termination of the Merger Agreement” above, if, in addition,

•	between the date of the Merger Agreement and the termination of the Merger Agreement, a Competing Proposal shall have been made, publicly announced or disclosed and not publicly withdrawn; and

•	within 12 months after the termination of the Merger Agreement, either (a) an Alternative Transaction (as defined under “Competing Proposal” below) is consummated or (b) the Company enters into a definitive acquisition agreement providing for an Alternative Transaction.

Competing Proposals. The Company has agreed not to and not to permit any subsidiary to or to authorize or cause any of the officers, directors, employees, agents or other representatives of the Company or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate, participate in or encourage (including by way of furnishing non-public information outside of the ordinary course of its day-to-day operations) or take any other action for the purpose of facilitating any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes or reasonably could be expected to lead to any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its significant subsidiaries that would result in the acquisition by any person or related group of persons of twenty percent (20%) or more (by value) of the assets of the Company and its subsidiaries taken as a whole or twenty percent (20%) or more of the Shares or capital stock of the Company, other than the transactions contemplated by the Merger Agreement (a “Competing Proposal”);

•	enter into discussions or negotiations with any person regarding a Competing Proposal for the purpose of facilitating such inquiries or to obtain a Competing Proposal; or

•	approve, endorse or recommend any Competing Proposal or enter into a Company Acquisition Agreement.

Notwithstanding the foregoing restrictions, any time prior to the Acceptance Time:

•	the Company may, to the extent applicable, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Proposal or (ii) make disclosure to the Company’s stockholders that, in the good faith judgment of the Company’s Board of Directors after consultation with outside counsel, is required under applicable law; provided, however, that except as described below, the disclosure may not include a Change in the Company Recommendation;

•	the Company may furnish information to, and enter into discussions and/or negotiations with, a person who has made an unsolicited Competing Proposal, but only if the Company’s Board of Directors (or a duly authorized committee thereof) has: (i) determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation), that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (ii) provided written notice to Parent of its intent to furnish information to and/or enter into discussions or negotiations with such person prior to first taking any such action and (iii) obtained from such person an executed confidentiality agreement on terms (including standstill provisions) no less restrictive on such person than those contained in the Confidentiality Agreement (defined under “Confidentiality Agreement” below); and

•	the Company’s Board of Directors, if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, following the receipt by the Company of a Competing Proposal that the Board of Directors determines in good faith constitutes a Superior Proposal (as defined below), may make a Change in the Company Recommendation in order to approve or recommend such Superior Proposal or enter into a Company Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company’s Board of Directors shall take no such action unless Parent shall have been afforded the right for at least five business days to amend the terms of the Offer in response to such Competing Proposal; and provided, further, that if Parent fails to respond to such Competing Proposal, the Board of Directors shall not make a Change in the Company Recommendation unless it shall prior to or simultaneously with such change terminate the Merger Agreement.

The Company has also agreed that except as set forth in the preceding bullet point, it will not (i) make a Change in the Company Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Competing Proposal or (iii) cause or permit the Company to enter into any Company Acquisition Agreement.

For purposes of the Merger Agreement, the term “Superior Proposal” means an unsolicited bona fide Competing Proposal (provided, however, that for such purposes, references in the definition of Competing Proposal to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) providing for a transaction that the

Company’s Board of Directors (or any duly authorized committee thereof) determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) is reasonably likely to be more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement (taking into account all financial, legal, regulatory, timing and other aspects of the Competing Proposal relevant to such determination, the party making the Competing Proposal and the likelihood of consummation of the transactions contemplated by the Competing Proposal.

Covenants and Representations and Warranties.  The Merger Agreement contains various other restrictions as to the conduct of business by the Company pending the Merger, including covenants restricting the Company’s ability to take actions which would change or affect the capital structure of the Company, as well as representations and warranties of each of the parties customary in transactions of this kind.

Amendment of the Merger Agreement.  The Merger Agreement may be amended only by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. Subject to the terms of the Merger Agreement and applicable law, such amendment may take place at any time prior to the Closing Date and whether before or after the approval of the stockholders of the Company is obtained; provided, however, that after the Company’s stockholders have approved the Merger, no amendment may be made that by law or in accordance with the rules of any relevant stock exchange or quotation system requires further approval by such stockholders or that would reduce the amount of consideration to be received by the holders of Shares upon consummation of the Merger.

Treatment of Options in the Merger.  The Merger Agreement provides that, as of the Effective Time, each outstanding Option, whether or not then exercisable or vested, will be cancelled, and the holder of such Option will thereafter be entitled to receive, without payment of the applicable exercise price, an amount in cash, without interest, equal to the product obtained by multiplying (1) the total number of Shares covered by such Option by (2) the excess, if any of the Per Share Amount over the per share exercise price of such Option (the “Cash Out Price”). In addition, the Merger Agreement provides that, prior to the Acceptance Time, each Option, whether or not then exercisable or vested, will become vested and exercisable contingent on the occurrence of the Acceptance Time for a period of two days prior to the Acceptance Time and thereafter, will be cancelled and, in consideration for such cancellation, the holder of such Option will be entitled to receive the Cash Out Price for each Option.

Treatment of Options in the Offer.  In connection with the Offer, pursuant to the Merger Agreement, prior to the Acceptance Time, each unvested outstanding Option shall, contingent on the occurrence of the Acceptance Time, become vested and exercisable for a period of 2 days prior to the Acceptance Time, and thereafter, all Options, whether or not previously vested, shall be cancelled and, in consideration for such cancellation, the holder thereof shall be entitled to receive, without payment of the applicable exercise price, an amount of cash, without interest, equal to the product obtained by multiplying (1) the total number of Shares subject to such Option multiplied by (2) the excess, if any, of the Offer Price over the exercise price per share of such Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment.

According to the Company, as of July 23, 2007, the Company’s directors and executive officers held in the aggregate options to purchase 2,386,288 shares of Common Stock, 1,221,434 of which were unvested as of that date, with exercise prices ranging from $7.36 to $39.65 per share and an aggregate weighted average exercise price of $27.45 per share.

Indemnification of Officers and Directors.  Parent and Purchaser agreed in the Merger Agreement that all rights to indemnification and exculpation now existing in favor of any current or former director or officer of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws or in agreements providing for indemnification and exculpation, and all rights to advancement of expenses, shall survive the Merger, shall not be amended to the detriment of the indemnified officers and directors and shall continue in full force and effect in accordance with their terms. Parent also agreed in the Merger Agreement to (or to cause the Surviving Corporation to) indemnify, for a period of six years following the Effective Time, all current and former directors and officers of the Company to the fullest extent the Company would be permitted by Delaware law to indemnify them against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement) in connection with any claim, suit, action, proceeding or investigation that is, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries or was serving at the request of the Company or any of its subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time. In addition, upon receipt from an indemnified director or officer of (i) a written request for an advancement of fees or expenses incurred or to be incurred in the defense of any claim, suit, action, proceeding or investigation for which such director or officer is reasonably expected to be entitled to indemnification and (ii) a written undertaking by such director or officer to repay any such amounts if it shall ultimately be determined that such director or officer is not entitled to indemnification for, Parent and the Surviving Corporation shall promptly advance such fees and expenses to such director or officer or pay such fees and expenses for such director or officer, all in advance of the final disposition of any such matter.

In addition, Parent agreed in the Merger Agreement that the Company shall maintain and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained, in effect for not less than six years from the Effective Time directors’ and officers’ liability insurance coverage covering the indemnified directors and officers providing coverage for acts or events occurring on or prior to the Effective Time, on terms that are no less favorable to the terms now applicable to them under the Company’s current directors’ and officers’ liability insurance policies; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 300% of the current annual premiums paid by the Company for such insurance policies. Alternatively, Parent may purchase a “tail” prepaid policy on the directors’ and officers’ liability insurance for a period of six years from the Effective Time on terms that are no less favorable than the terms now applicable to them under the Company’s current directors’ and officers’ liability insurance policies.

Treatment of Employee Benefits.  Parent and Purchaser have agreed in the Merger Agreement that from and after the Acceptance Time and until December 31, 2008, employees of the Company and its Subsidiaries as of the Acceptance Time shall be provided with base cash compensation and cash bonus opportunities that are no less favorable than those in effect immediately prior to the Acceptance Time and offered participation in employee benefit plans, programs, policies and arrangements (not including any equity-based compensation and benefits programs) that are no less favorable in the aggregate than those provided under the applicable employee benefit plans, programs, policies and arrangements of the Company and its Subsidiaries in effect at the Acceptance Time (all such base compensation, cash bonus opportunities and employee benefit plans, collectively, “Current Plans”); provided, however, that Parent or its subsidiaries shall not be obligated or committed to (i) continue any particular Current Plan after the Acceptance Time or to maintain in effect any particular Current Plan or any level or type of benefits under any particular Current Plan, (ii) provide any employee of the Company or any subsidiary with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its subsidiaries or affiliates for the benefit of its employees, or (iii) not making any changes to any Current Plan in accordance with its terms or as required under applicable law.

Composition of the Board of Directors.  Upon the acceptance for purchase by Purchaser of Shares pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors of the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors of the Company equal to the product of the total number of directors on the Board or Directors (giving effect to the increase in the size of the Board of Directors pursuant to this provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall promptly thereafter use its best efforts to cause Purchaser’s designees to be elected or appointed as directors of the Company, including by increasing the size of the Board of Directors or securing the resignations of incumbent directors, or both as necessary. From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Purchaser to constitute substantially the same percentage (rounding up where appropriate) as is on the Board of Directors or each committee of the Board of Directors to the fullest extent permitted by applicable law and the rules of the NASDAQ Global Market. Notwithstanding the foregoing, following the purchase by Purchaser of Shares pursuant to the Offer and before the Effective Time, the Board of Directors shall have at least such number of directors as may be required by the rules of NASDAQ Global Market or the federal securities laws who are considered independent directors within the meaning of such rules and laws.

The Company’s obligation to appoint Purchaser’s designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

Appraisal Rights.  Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal and acceptance of the Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any holder of Shares and the demand for appraisal of, and payment in cash for the fair value of, those Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness, from a financial point of view (including Morgan Stanley), are not necessarily opinions as to “fair value” under Section 262 of the DGCL.

Rights Agreement.  The Rights presently are transferable only with the Share Certificates. The surrender for transfer of Share Certificates evidencing any Shares will also constitute the transfer of the Rights associated with the Shares represented by such Share Certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the distribution of any Rights or enable or require any Rights to be exercised, distributed or triggered.

Confidentiality Agreement.  In connection with the process leading to the execution of the Merger Agreement, on May 22, 2007, Siemens Medical Solutions USA, Inc., an indirect wholly-owned subsidiary of Siemens AG, and the Company entered into a confidentiality agreement (the “Confidentiality Agreement”) that provided, among other things, that as a condition to being furnished certain information by the Company, Siemens Medical Solutions USA, Inc. would keep such information confidential for a period of two years from the date of the Confidentiality Agreement unless otherwise required by law, and not to use such information for any purpose other than in connection with evaluating a potential transaction with the Company. Siemens Medical Solutions USA, Inc. also agreed, among other things, that for a period of one year from the date of the Confidentiality Agreement, Siemens Medical Solutions USA, Inc. and its affiliates will not, directly or indirectly, alone or in concert with others, (i) acquire or agree, offer, seek or propose to acquire ownership of any of the assets or businesses of the Company or any securities issued by the Company or any option or other right to acquire such ownership (except for amounts of less than 5% of any class of securities for pension trusts, benefit plans and similar purposes), (ii) seek or propose to influence or control the management or policies of the Company other than as set forth in a definitive agreement between the parties relating to the proposed transaction, (iii) seek or propose to call a meeting of the Company’s stockholders, (iv) enter into any discussion, negotiations, arrangements or understandings with any third party with respect to any of the foregoing or (v) advise, assist, encourage, act as a financing source for or otherwise invest in any person in connection with any of the foregoing activities. Siemens Medical Solutions USA, Inc. further agreed, subject to specified exceptions, that for a period of 12 months from the date of the Confidentiality Agreement, it would not solicit any employee of the Company whom Siemens Medical Solutions USA, Inc. initially met or was informed of in connection with its evaluation of the potential transaction

The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

12.	Source and Amount of Funds.

Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $7.0 billion (including the assumption of debt). Parent and its affiliates will finance the Offer and the Merger with internally generated funds, borrowings under a commercial paper program of an affiliate of Parent or otherwise. Parent and Purchaser’s obligation to consummate the Offer is not conditioned on the ability to obtain financing.

13.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (a) immediately prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Shares that, when added to Shares already beneficially owned by Parent and its direct and indirect subsidiaries, constitute a majority of (i) all outstanding Shares plus, at the election of Parent, (ii) Shares issuable upon the exercise of options or other similar rights to purchase Shares that by their terms are or will become exercisable before six months after the acceptance for purchase by Purchaser of Shares pursuant to the Offer (the “Minimum Condition”), (b) any material clearances or approvals required pursuant to the HSR Act, the EC Merger Control Law or any other applicable Law prior to the acceptance for Shares pursuant to the Offer shall not have been obtained or (c) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing as of such date:

(i) any governmental authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action restraining, enjoining or otherwise prohibiting or preventing the transactions contemplated hereby, such order, decree, injunction, ruling or other action shall remain in effect and the consequences of failure to comply with such order, decree, injunction, ruling or other action would reasonably be expected to be material to Parent or Purchaser;

(ii) any statute, rule, regulation, legislation or interpretation shall have been enacted, promulgated, amended, issued or otherwise deemed applicable by a governmental authority which is in effect and which (x) prohibits the Offer or the Merger and the consequences of failure to comply with such prohibition would reasonably be expected to be material to Parent or Purchaser or (y) has a Company Material Adverse Effect (as defined in the Merger Agreement) or materially and adversely diminishes the benefits expected to be derived by Parent from the transactions contemplated by the Merger Agreement;

(iii) any Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and be continuing;

(iv) (A) the representations and warranties of the Company contained in Sections 3.01(a), 3.02(a), 3.03(a), 3.04, 3.16 and 3.25(b) of the Merger Agreement shall not have been true and correct in all material respects as of the date of the Merger Agreement or shall not be true and correct as of the consummation of the Offer with the same effect as if made at and as of the expiration of the Offer (except to the extent such representations and warranties specifically relate to an earlier date, in which cases such representations and warranties shall not have been true and correct, as described above, as of such earlier date), (B) the representations and warranties of the Company contained in the Merger Agreement (other than Sections 3.01(a), 3.02(a), 3.03(a), 3.04, 3.16 and 3.25(b) thereof) including a “Company Material Adverse Effect” qualification shall not have been true and correct in all respects as of the date of the Merger Agreement or shall not be true and correct as of the expiration of the Offer (except to the extent such representations and warranties specifically relate to an earlier date, in which cases such representations and warranties shall not have been true and correct, as described above, as of such earlier date) or (C) the representations and warranties of the Company contained in the Merger Agreement other than those representations and warranties contemplated by clause (A) or (B) of this clause (iv) shall not have been true and correct as of the date of the Merger Agreement or shall not be true and correct as of the expiration of the Offer without giving effect to any “material” qualification or any similar qualification (except to the extent such representations and warranties specifically relate to an earlier date, in which cases such representations and warranties shall not have been true and correct, as described above, as of such earlier date) and, in the case of clause (iv), such failure to be true and correct has had, individually or in the aggregate, a Company Material Adverse Effect;

(v) the Company shall have failed to perform in all material respects its obligations required to be performed by it under the Merger Agreement at or prior to the expiration of the Offer;

(vi) the Merger Agreement shall have been terminated in accordance with its terms;

(vii) there shall have occurred and be continuing (A) any general suspension of trading in securities on national securities exchanges (other than as a result of market circuit-breakers or other similar procedures); (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America; or (C) any suspension by a Governmental Authority on the extension of credit by banks or other financial institutions in the United States of America;

(viii) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Purchaser with or from any Governmental Authority or third party in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure would have a Company Material Adverse Effect; or

(ix) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder.

The foregoing conditions are for the sole benefit of Purchaser and, subject to the Merger Agreement, may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time unless waived.

14.	Dividends and Distributions.

Under the terms of the Merger Agreement, the Company is permitted to declare and pay dividends with respect to any Shares in the ordinary course of business consistent with past practice and in amounts not to exceed $0.05 per Share per quarter. Otherwise, the Company is prohibited from declaring, setting aside or making or paying any dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of the Shares or any other capital stock of the Company). Purchaser expects that the Company’s Board of Directors will declare and authorize the payment of quarterly dividends as permitted by the Merger Agreement. Any such dividends will be payable to the stockholders of record as of a record date to be established by the Company’s Board of Directors for this purpose in connection with such dividend.

15.	Certain Legal Matters.

General.  Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. Purchaser’s obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13 of this Offer to Purchase.

United States Antitrust Compliance.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Purchaser is subject to these requirements.

Pursuant to the HSR Act, Parent and its affiliates will file a Pre-Merger Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC in the near future. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of an initial 15-calendar day waiting period after the date of the filing, unless the waiting period is extended through a “pull and refile” procedure, early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the initial waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent and the Company with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Parent expects the waiting period under the HSR Act to expire at the end of the initial waiting period, if not earlier terminated.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser’s purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

EC Merger Control.  The purchase of Shares pursuant to the Offer is also contingent upon confirmation from the European Commission under the EC Merger Control Law that the Offer does not significantly impede effective competition in the European common market or in a substantial part of the European common market, in particular as a result of the creation or strengthening of a dominant position. Parent will prepare and file with the European Commission the required notification of the Offer in the near future. The European Commission has 25 working days (which may be extended up to 35 working days) from the date on which the complete notification is made in which to end its preliminary investigation into the Offer. If the European Commission considers that it needs to examine the Offer more closely, it may initiate a Phase II investigation. If the European Commission does not make a decision within 25 working days (or, if extended, 35 working days), the Offer would automatically be deemed to be compatible with the European common market and would be allowed to proceed. If it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the Offer is compatible with the European common market no later than 90 working days (which may be extended up to 125 working days) after the initiation of the Phase II investigation. If the European Commission does not make a decision within this period, the Offer would automatically be deemed to be compatible with the European common market and would be allowed to proceed. Parent believes it is likely that the European Commission will determine that the Offer is compatible with the common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on or prohibit the completion of the Offer.

Other Antitrust and Competition Law Requirements.  According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company conducts operations in a number of foreign countries. If one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. These authorities may also attempt to impose additional conditions on the Company’s operations conducted in such countries. In due course, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

Parent has agreed in the Merger Agreement that it will avoid or eliminate all impediments under any antitrust law that may be asserted by any antitrust authority with respect to the Merger so as to enable the consummation of the Merger to occur as expeditiously as possible, but in any event in sufficient time to ensure that the Acceptance Time occurs before the Termination Date. Parent and Purchaser have agreed in the Merger Agreement that they will take all actions requested by any antitrust authority or all actions necessary to resolve any objections that may be asserted by any antitrust authority with respect to the transactions contemplated by the Merger Agreement, including agreeing to sell, divest, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, businesses, product lines, customers or other assets; provided, however, that neither Parent nor Purchaser will be required pursuant to the Merger Agreement to commence or threaten to commence any litigation or other civil or legal proceedings, to hold separate the Company or any of its subsidiaries or any other business unit or to divest any business or assets currently owned by Siemens AG or any of its direct or indirect subsidiaries.

State Takeover Laws.  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with “interested stockholders” (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation’s board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder.” The Company’s Board of Directors has approved the Merger Agreement and Purchaser’s acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

Based on information supplied by or on behalf of the Company, Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. None of Siemens AG, Parent or Purchaser has currently complied with any state takeover statute or regulation with respect to the transactions contemplated by the Merger Agreement. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 13 of this Offer to Purchase with respect to certain conditions to the Offer.

16.	Fees and Expenses.

JPMorgan is acting as Dealer Manager in connection with the Offer and J.P. Morgan plc has provided certain financial advisory services to Siemens AG, Parent and Purchaser in connection therewith. Parent and Purchaser have agreed to pay JPMorgan reasonable and customary compensation for its services as Dealer Manager, and Siemens AG has agreed to pay J.P. Morgan plc reasonable and customary compensation for its services as financial advisor. Parent and Purchaser have agreed to reimburse JPMorgan, and Siemens AG has agreed to reimburse J.P. Morgan plc, for their respective reasonable out-of-pocket expenses, including the fees and expenses of counsel, in connection with the Offer, and have agreed to indemnify JPMorgan and J.P. Morgan plc, respectively, against certain liabilities and expenses in connection with the Offer, including in certain circumstances against liabilities under the federal securities laws. JPMorgan and its affiliates, including J.P. Morgan plc, have rendered various investment banking and other services to Siemens AG and Parent in the past and may render services in the future, for which they have received, and may in the future receive, customary compensation. At any time JPMorgan and its affiliates, including J.P. Morgan plc, may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

Georgeson Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of such Shares.

None of Siemens AG, Parent or Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

Siemens AG, Parent and Purchaser have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto from time to time. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF SIEMENS AG, PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Belfast Merger Co.

August 8, 2007

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF SIEMENS AG, PARENT AND PURCHASER

1.	Directors and Executive Officers of Siemens AG.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each member of the Managing Board and Supervisory Board of Siemens AG (each member of the Managing Board and each member of the Supervisory Board, a “Member”). Unless otherwise noted, each Member is a citizen of the Federal Republic of Germany, the business address and business telephone number of each Member of the Managing Board is c/o Siemens AG, Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany; +49-89-636-00, the business address and business telephone number of each Member of the Supervisory Board is c/o Chairman of the Supervisory Board of Siemens AG, Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany; +49-89-636-00, each occupation set forth opposite a Member’s name refers to employment with Siemens AG and each Member has held his or her present occupation as set forth below or has been an executive officer at Siemens AG for at least the past five years.

MANAGING BOARD

Principal Occupation/Employment;
Name	Material Positions Held in Past Five Years

Peter Löscher Citizen of Austria	President & Chief Executive Officer since July 2007; prior thereto President of Global Human Health, Merck & Co., Inc. since 2006; from 2004, President & CEO of GE Healthcare Bio-Sciences, UK; Member of the Corporate Executive Council of General Electric Company (GE); from 2002 to 2004, Director and Chief Operating Officer of Amersham plc, UK and President of Amersham Health.

Prof. Johannes Feldmayer	Executive Vice-President since August 2003; prior thereto Head of Corporate Strategies.

Dr. Heinrich Hiesinger	Executive Vice-President since June 2007; President & CEO of the Siemens Building Technologies AG since 2003; President of the Power Transmission and Distribution Group of Siemens AG from 2000 to 2003.

Joe Kaeser	Executive Vice-President and Chief Financial Officer since May 2006; Head of Corporate Strategies Department of Siemens AG from 2004 to 2006; Member of Group Executive Management of the Information and Communication Mobile Group of Siemens AG from 2001 to 2004.

Rudi Lamprecht	Executive Vice-President since October 2004; Group President of the Information and Communication Mobile Group from 2000 to 2004; Chairman of the Supervisory Board of BSH Bosch und Siemens Hausgeräte GmbH since 2003; Chairman of the Supervisory Board of OSRAM GmbH since 2004; Member of the Board of Directors of O2 plc from 2005 to 2006; Member of the Supervisory Board of Siltronic AG from March to September 2004.

Principal Occupation/Employment;
Name	Material Positions Held in Past Five Years

Eduardo Montes Citizen of Spain	Senior Vice-President, Head of Communications since May 2006; Group President of the Communications Group; President of Siemens, S.A., Spain from 2002 to 2006.

Dr. Jürgen Radomski	Executive Vice-President, Head of Corporate Personnel.

Prof. Dr. Erich R. Reinhardt	Senior Vice-President; Group President of Medical Solutions Group of Siemens AG.

Prof. Dr. Hermann Requardt	Executive Vice-President, Head of Corporate Technology Department of Siemens AG since October 2006; Member of the Group Executive Management of the Medical Solutions Group of Siemens AG from 2001 to 2006.

Dr. Uriel J. Sharef	Executive Vice-President.

Prof. Dr. Klaus Wucherer	Executive Vice-President.

SUPERVISORY BOARD

Principal Occupation/Employment;
Name	Material Positions Held in Past Five Years

Dr. Gerhard Cromme	Chairman of the Supervisory Board; Chairman of the Supervisory Board, ThyssenKrupp AG.

Ralf Heckmann*	First Deputy Chairman of the Supervisory Board; Chairman of the Central Works Council, Siemens AG.

Dr. Josef Ackerman Citizen of Switzerland	Second Deputy Chairman of the Supervisory Board; Chairman of the Management Board, Deutsche Bank AG.

Lothar Adler*	Deputy Chairman of the Central Works Council, Siemens AG.

Gerhard Bieletzki*	Chairman of the Works Council of Siemens VDO Automotive AG, Dortmund.

John David Coombe Citizen of the United Kingdom	Chartered Accountant (FCA).

Hildegard Cornudet* Citizen of Germany and France	Chairwoman of the Central Works Council, Siemens IT Solutions and Services GmbH & Co. OHG.

Birgit Grube*	Office clerk.

Bettina Haller*	Social worker.

Heinz Hawreliuk*	Trade Union Secretary, IG Metall.

Berthold Huber*	Deputy Chairman, IG Metall.

Prof. Dr. Walter Kröll	Consultant.

Prof. Dr. Michael Mirow	University professor.

Thomas Rackow*	Industrial manager.

Dieter Scheitor*	Trade Union Secretary for the IG Metall Executive Committee.

Dr. Albrecht Schmidt	Bank director (retired).

Dr. Henning Schulte-Noelle	Chairman of the Supervisory Board, Allianz SE.

Peter von Siemens	Industrial manager.

Principal Occupation/Employment;
Name	Material Positions Held in Past Five Years

Jerry I. Speyer Citizen of the United States of America	President, Tishman Speyer.

Lord Iain Vallance of Tummel Citizen of the United Kingdom	Chairman, Amsphere Ltd.

*	Employee representative.

2.	Directors and Executive Officers of Parent.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment’s for the past five years, of each director and executive officer of Parent. Unless otherwise noted, each such person is a citizen of the United States of America, the business address and business telephone number of each such person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022; (212) 258-4000, each occupation set forth opposite a person’s name refers to employment with Parent and each person has held his or her present occupation as set forth below or has been an executive officer at Parent for at least the past five years.

Principal Occupation/Employment;
Name and Address	Material Positions Held In Past Five Years

Uriel J. Sharef Siemens AG Wittelsbacherplatz 2 D-80333 Munich Federal Republic of Germany Citizen of Federal Republic of Germany	Director and Chairman of the Board of Directors of Parent and Member of the Managing Board of Siemens AG.

Joe Kaeser Siemens AG Wittelsbacherplatz 2 D-80333 Munich Federal Republic of Germany Citizen of Federal Republic of Germany	Director; Member of the Managing Board and Head of the Corporate Finance Department of Siemens AG since May 2006; Head of Corporate Strategies Department of Siemens AG from 2004 to 2006; Member of Group Executive Management of the Information and Communication Mobile Group of Siemens AG from 2001 to 2004.

George C. Nolen	Director, President and Chief Executive Officer of Parent since 2004; President and Chief Executive Officer of Siemens Information and Communication Networks, Inc. from 2002 to 2004.

Heribert Stumpf Citizen of the Federal Republic of Germany	Director; Executive Vice President and Chief Financial Officer since 2005; Chief Operating Officer of Siemens Dematic Postal Automation, Inc. from 2001 through 2004 and President and Chief Executive Officer of Siemens Dematic Postal Automation L.P. from 2001 through 2004.

Jack Bergen	Senior Vice President, Corporate Affairs and Marketing.

E. Robert Lupone	Senior Vice President, General Counsel and Secretary.

Beverly Pacansky	Senior Vice President-Taxes since 2006; Vice President, Taxes from 2003 to 2006; Director-Tax Planning from 2001 to 2003.

Michael E. Panigel Citizen of France	Senior Vice President, Human Resources since August 2004; Vice President, Siemens Medical Solutions USA, Inc. from December 2002 until July 2004; Vice President-Global Compensation and Benefits, Siemens AG, from January 2000 until November 2002.

Greg Ward Siemens Corporation 601 Pennsylvania Avenue Washington, D.C. 20004	Senior Vice President, Government Affairs.

3.	Directors and Executive Officers of Purchaser.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment’s for the past five years, of each director and executive officer of Purchaser. Unless otherwise noted, each such person is a citizen of the United States of America, the business address and business telephone number of each such person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022; (212) 258-4000, each occupation set forth opposite a person’s name refers to employment with Purchaser and each person has held his or her present occupation as set forth below or has been an executive officer at Parent for at least the past five years.

As described in Section 9 of this Offer to Purchase, Purchaser is a newly-incorporated, Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger.

Principal Occupation/Employment;
Name, Business Address and Citizenship	Material Positions Held in Past Five Years

Prof. Dr. Erich R. Reinhardt Siemens AG Wittelsbacherplatz 2 D-80333 Munich Federal Republic of Germany Citizen of Federal Republic of Germany	Chairman; President and Chief Executive Officer; Senior Vice President, Siemens AG; Group President of Medical Solutions Group of Siemens AG.

Klaus Stegemann Siemens AG Wittelsbacherplatz 2 D-80333 Munich Federal Republic of Germany Citizen of Federal Republic of Germany	Director; Treasurer; Chief Financial Officer of Medical Solutions Group of Siemens AG since 2005; Director; Executive Vice President and Chief Financial Officer of Parent until 2005.

George C. Nolen	Director; President and Chief Executive Officer of Parent since 2004; President and Chief Executive Officer of Siemens Information and Communication Networks, Inc. from 2002 to 2004.

Beverly Pacansky	Vice President-Taxes; Senior Vice President, Taxes of Parent since 2006; Vice President, Taxes of Parent from 2003 to 2006; Director-Tax Planning of Parent from 2001 to 2003.

Kevin M. Royer	Secretary; Associate General Counsel to Parent since 2006; Senior Counsel to Parent from 2005 to 2006, Counsel to Parent from 1999 to 2005.

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the shares of Company Common Stock and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

MELLON INVESTOR SERVICES LLC

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC
Corporate Actions Department	480 Washington Blvd.
P.O. Box 3301	Jersey City, NJ 07310
South Hackensack, NJ 07606	Attention: Corporate Actions Department, 27th Floor

For Notice of Guaranteed Delivery
(for Eligible Institutions only)

By Facsimile Transmission:

(201) 680-4626

To Confirm Facsimile Transmission Only:

(201) 680-4860

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Broker Call Collect: (212) 440-9800
All Others Call Toll Free: (888) 605-7608

The Dealer Manager for the Offer is:

277 Park Avenue, 9th Floor
New York, New York 10172
Call Collect: (212) 622-2922
Call Toll Free: (877) 371-5947